Exhibit 10.20

Execution

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is effective as of the Company’s IPO date (the “Effective Date”) by and between Kiromic Biopharma, Inc., a Delaware corporation (the “Company”), and Mr. Gianluca Rotino (the “Executive”). Throughout the remainder of the Agreement, the Company and Executive may be individually referred to as a ‘party” or collectively referred to as “the parties.”

W I T N E S S E T H:

WHEREAS, the Company wishes to employ the Executive, and the Executive desires to accept employment with the Company, upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein, and of other good and valuable consideration, including the employment of the Executive by the Company and the compensation to be received by the Executive from the Company from time to time, and specifically the compensation to be received by the Executive pursuant to Section 4 hereof, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.                                      Employment.  As of the Effective Date, the Company hereby employs the Executive and the Executive hereby accepts employment as the Chief Strategy and Innovation Officer (“CSIO”) of the Company upon the terms and conditions of this Agreement.  The Executive shall report to the Chief Executive Officer (“CEO”) of the Company.

2.                                      Duties.

(a)                                 The Executive shall faithfully perform all duties of the Company related to the position held by the Executive, including but not limited to all duties set forth in this Agreement and all additional duties that are prescribed from time to time by the Board, the CEO and in all cases such duties shall be consistent with the position of a Chief Strategy and Innovation Officer of a publicly traded company having similar characteristics to the Company.  The Executive shall devote substantially all of the Executive’s business time to the performance of the Executive’s duties and responsibilities on behalf of the Company.  Executive, subject to the Executive’s obligations hereunder, shall also be permitted to make personal investments, perform reasonable volunteer services and, with the written prior consent of the Company, serve on outside boards of directors for non-profit or for profit corporations.  The Executive shall comply in all material respects with all applicable written Company policies, standards, rules and regulations (the “Company Policies”) and all government laws, rules and regulations applicable to the Company’s business that are now or hereafter in effect.  The Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement.

(b)                                 Executive shall work remotely from his residence in Milan, Italy and Houston Texas (The company’s headquarters), subject to reasonable business travel.

3.                                      Term.  The term of this Agreement shall continue until terminated by either party as set forth in Section 5 of this Agreement (the “Term”).

4.                                      Compensation.  During the Term, as compensation for the services rendered by the Executive under this Agreement, the Executive shall be entitled to receive the following (all payments are subject to applicable tax withholdings):

(a)                                 Base Salary.  Executive shall be paid a gross base annual salary in the amount of $300,000 (Exhibit A) which shall be payable in accordance with the then-current payroll schedule of the Company (the “Base Salary”).  The payment to the Executive will be net of the Executive’s personal applicable tax withholdings.  The Executive’s Base Salary will be reviewed periodically and may be increased from time to time by the Company at its discretion.   See Exhibit A for more information.

(b)                                 Target Performance Bonus.  Executive shall be eligible to receive a bonus in stock options in accordance with Exhibit A:  “Schedule of Stock Option Vesting” (less applicable tax withholdings) if the IPO is completed in 2020 (the “Target Event”).  Executive will be paid the bonus within thirty (30) days following the occurrence of the Target Event.

(c)                                  Annual Performance Bonuses.  Executive shall be eligible to participate in any bonus or similar incentive plan adopted by the Company as approved by the Board of Directors (“Board”) for executives at Executive’s level, based on a target of 40% to 50% of Executive’s Base Salary.  The amount awarded, if any, to the Executive under any bonus or incentive plan shall be in the discretion of the Board or any committee administering such plan.  Executive’s bonus, if any, shall be subject to the terms and conditions of any plan or program adopted or approved by the Board and applicable to executives at Executive’s level.  Any bonus earned hereunder shall be paid no later than 2.5 months after the end of the calendar year in which it is earned.  For calendar year 2020, Executive’s bonus shall be prorated to reflect the portion of such year that Executive was actually retained by the Company (including, without limitation, as a consultant).  Except as provided in Section 5(c)(ii), Executive must be employed as of December 31 of any calendar year to be eligible for a bonus under this Section 4(c).

(d)                                 Equity. Executive shall be eligible to participate in any equity compensation plan or similar program adopted by the Company for executives at the Executive’s level.  The amount awarded, if any, to the Executive under any such plan shall be in the discretion of the Board and shall be subject to the terms and conditions of any plan or program adopted or approved by the Board, and the applicable award agreement.  On or promptly after the Effective Date, the Company will make an initial grant to Executive of 320,000 shares of common stock of the Company, priced at fair market value at the time of grant.  Such grant will be effective when made and shall be subject to terms and conditions to be imposed by the Board under the Company’s plans, programs or applicable award agreement, to include, among other things, vesting on a monthly basis over a three (3) year period conditioned upon continued employment with the Company, with 100% of 320,000 share grant vesting as of the effective date of this employment agreement.

(e)                                  Benefits. The Executive shall be entitled to receive those benefits provided from time to time to other executive employees of the Company, in accordance with the terms and conditions of the applicable plan documents; provided that the Executive meets the eligibility requirements thereof.  All such benefits are subject to amendment or termination from time to time by the Company without the consent of the Executive or any other employee of the Company.

(f)                                   Paid Time Off.  The Executive shall be entitled to four weeks of paid time off (“PTO”) to be taken in accordance with the Company’s standard PTO policies.

(g)                                  Business Expenses.  The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy for senior executives as in effect from time to time. Provided, however, that the Company will make the reimbursement only if the corresponding expense is incurred during the term of this Agreement and the reimbursement is made on or before the last day of the calendar year following the calendar year in which the expense is incurred, the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

(h)                                 Reimbursement of Attorneys’ Fees.  The Company will reimburse Executive for his reasonable attorneys’ fees incurred in connection with this Agreement of amount of Ten Thousand and 00/100 Dollars ($10,000).  Such amount will be paid within thirty (30) days of Executive’ submission of acceptable documentation of such fees, but in no event later than August 31, 2020. Executive shall be solely responsible for all taxes, if any, associated with this reimbursement.

5.                                      Termination.  This Agreement and the Executive’s employment by the Company shall or may be terminated, as the case may be, as follows:

(a)                                 Termination by the Executive.  The Executive may terminate this Agreement and Executive’s employment by the Company:

(i)                                     for “Good Reason” (as defined herein).  For purposes of this Agreement, “Good Reason” shall mean, the existence, without the consent of the Executive, of any of the following events: (A) the Executive’s duties and responsibilities are substantially reduced or diminished; (B) the Executive’s base salary is materially reduced from the level prior to such reduction, except for an across-the-board reduction in base salary for all executive officers, (C) the Company materially breaches its obligations under this Agreement; or (D) the Executive’s place of employment is relocated outside of the Company’s Houston headquarters.  In addition to any requirements set forth above, in order for any of the above events to constitute “Good Reason”, the Executive must (X) inform the Company of the existence of the event within 90 days of the initial existence of the event, after which date the Company shall have no less than 30 days to cure the event which otherwise would constitute “Good Reason” hereunder and (Y) the Executive must terminate employment with the Company for such “Good Reason” no later than two years after the initial existence of the event which prompted the Executive’s termination.

(ii)                                  Other than for Good Reason 90-120 days after notice to the Company.

(b)                                 Termination by the Company.  The Company may terminate this Agreement and the Executive’s employment by the Company upon notice to the Executive (or personal representative):

(i)                                     at any time and for any reason;

(ii)                                  upon the death of the Executive, in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive’s spouse or beneficiaries which are fully vested as of the date of death;

(iii)                               if the Executive is “permanently disabled” (as defined herein), in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive, the Executive’s spouse or beneficiaries which are fully vested as of the date of the termination of this Agreement.  For purposes of this Agreement, the Executive shall be considered “permanently disabled” when a qualified medical doctor mutually acceptable to the Company and the Executive or the Executive’s personal representative shall have certified in writing that:  (A) the Executive is unable, because of a medically determinable physical or mental disability, to perform substantially all of the Executive’s duties, with or without a reasonable accommodation, for more than 180 calendar days measured from the last full day of work; or (B) by reason of mental or physical disability, it is unlikely that the Executive will be able, within 180 calendar days, to resume substantially all business duties and responsibilities in which the Executive was previously engaged and otherwise discharge the Executive’s duties under this Agreement; or

(iv)                              “for cause” (as defined herein).  “For cause” shall be determined by the Company and shall mean:

A.                             Any material breach of the terms of this Agreement by the Executive or the material and deliberate failure of the Executive to diligently perform the Executive’s duties for the Company; provided, however, that the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)(A) and a period of ten (10) business days in which to cure such grounds;

B.                              The Executive’s unauthorized use of the Company’s tangible or intangible property (excluding incidental use) that results (or would be reasonably likely to result) in material harm to the Company, or Executive’s material breach of the Proprietary Information Agreement (as defined herein) or any other similar written agreement between Executive and the Company regarding confidentiality, intellectual property rights, non-competition or non-solicitation; provided, however, that the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)(B) and a period of ten (10) business days in which to cure such grounds;

C.                              Any material failure to comply with applicable material Company Policies, government laws, rules and regulations applicable to the Company’s business and/or directives of the Board consistent with Executive’s position; provided, however, that the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)(C) and a period of ten (10) business days in which to cure such grounds;

D.                              The Executive’s use of illegal drugs or any illegal substance, or the Executive’s use of alcohol, in any case,  in any manner that materially interferes with the performance of the Executive’s duties under this Agreement; provided, however, that the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)(D) and a period of ten (10) business days in which to cure such grounds;

E.                               Any action taken by the Executive in bad faith which is materially detrimental to the interest and well-being of the Company, including, without limitation, material harm to its reputation; provided, however, that the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)(E) and a period of ten (10) business days in which to cure such grounds; or

F.                                The Executive’s failure to fully disclose any material conflict of interest that the Executive may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company; provided, however, that the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)(F) and a period of ten (10) business days in which to cure such grounds.

(c)                                  Obligations of the Company Upon Termination.

(i)                                     Upon the termination of this Agreement: (A) by the Executive pursuant to paragraph 5(a)(ii); or (B) by the Company pursuant to paragraph 5(b)(ii), (iii), or (iv) the Company shall have no further obligations hereunder other than the payment of all compensation and other benefits payable to the Executive through the date of such termination, including any earned but unpaid bonus under Section 4(b), all of which shall be paid on or before the Company’s next regularly scheduled payday unless such amount is not then-calculable, in which case payment shall be made on the first regularly scheduled payday after the amount is calculable (provided that in the case of a termination by the Company pursuant to paragraph 5(b)(ii) or (iii), then (1) Executive (or his estate, as applicable) shall be entitled to receive payment of any bonus earned in the year prior to the year of termination but that is unpaid as of the termination date, to be paid at the same time such bonus would have been paid if no such termination had occurred (the “Earned But Unpaid Bonus”) and (2) All unvested stock options will all vest upon the Termination Date and the time for the Executive to exercise all options granted and vested shall be equal to the term of the option (the “Termination Options”).

(ii)                                  Upon termination of this Agreement:  (A) by the Executive pursuant to paragraph 5(a)(i); or (B) by the Company pursuant to paragraph 5(b)(i) and provided that the Executive first executes and does not revoke a release agreement within the time period then-specified by the Company but in any event no later than twenty (20) days after the date of termination (the “Release”):  (1) the Company shall pay the Executive an amount equal to twelve (24) months of Executive’s then-current Base Salary (less all applicable tax withholdings) payable in installments during the one year period immediately following the termination date in accordance with the then-current generally applicable payroll schedule of the Company commencing on the first regularly scheduled pay date of the Company processed after Executive has executed, delivered to the Company and not revoked the Release (with the first payment to include a catchup for any amounts that would have been paid had the Release been effective on the termination date); (2) conditioned on Executive’s proper and timely election to continue the Company’s health insurance benefits under COBRA, or under applicable state law, reimbursement of the additional costs incurred by Executive for continuing such benefits at the same level in which Executive participated prior to the date Executive’s employment terminated  for the shorter of (a) twelve (12) months from the date of termination or (b) until the Executive obtains reasonably comparable coverage, with such reimbursements to begin at the same time as severance pay set forth in Section 5(c)(ii)(A); (3) the Earned But Unpaid Bonus (if any), to be paid at the same time such bonus would have been paid if no such termination had occurred; (4) all stock options, restricted stock unit and other stock-based awards granted to Executive that were scheduled to vest during the 12 month period immediately following Executive’s termination of employment shall become immediately vested and exercisable (if applicable) and with respect to restricted stock units and similar awards, including the RSUs described in Section 4(d) herein, shall be settled within 30 days after the termination date; and (5) Executive shall be entitled to receive his annual bonus for the year of termination as determined by the Board, pro-rated based on the number of days that Executive was employed by the Company during the year in which such termination of employment occurred (to be paid at the same time such bonus would have been paid if no such termination had occurred).

(d)                                 Resignation as Officer and Director. Upon termination of this Agreement and the Executive’s employment hereunder for any reason by either party, the Executive shall be deemed to have resigned from all offices and positions the Executive may hold with the Company at such time including without limitation Board membership and/or positions as an officer of the Company.

6.                                      Proprietary Information Agreement.  The terms of the Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement by and between the Company and the Executive, entered into simultaneously herewith (the “Proprietary Information Agreement”) and any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation between the Company and the Executive, are hereby incorporated by reference and are a material part of this Agreement.

7.                                      Representations and Warranties.

(a)                                 The Executive represents and warrants to the Company that the Executive’s performance of this Agreement and as an employee of the Company does not and will not breach any noncompetition agreement or any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive’s employment by the Company.  The Executive represents and warrants to the Company that the Executive has not entered into, and agrees not to enter into, any agreement that conflicts with or violates this

Agreement.

(b)                                 The Executive represents and warrants to the Company that the Executive has not brought and shall not bring with the Executive to the Company, or use in the performance of the Executive’s responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to the Executive prior to the Executive’s employment with the Company, unless the Executive has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

8.                                      Indemnification.  The Company will indemnify and hold harmless the Executive from any liabilities and expenses arising from Executive’s actions as an officer, director or employee of the Company to the fullest extent permitted by law, excepting any unauthorized acts or illegal conduct which breaches the terms of this or any other agreement or Company policy, including but not limited to the Proprietary Information Agreement.  Executive will be entitled to indemnification under the Company’s Directors and Officers insurance policy during his employment with the Company and for the six (6) year period thereafter on terms no less favorable than any other officer of the Company.

9.                                            Notices.  All notices, requests, consents, approvals, and other communications to, upon, and between the parties shall be in writing and shall be deemed to have been given, delivered, made, and received when:  (a) personally delivered; (b) deposited for next day delivery by Federal Express, or other similar overnight courier services; (c) transmitted via telefacsimile or other similar device to the attention of the Company President with receipt acknowledged; or (d) three days after being sent or mailed by certified mail, postage prepaid and return receipt requested, addressed

If to the Company,

Kiromic Biopharma, Inc.

7707 Fannin Street, Suite 140

Houston, TX 77054

Attn: CEO

Email: mchiriva@kiromic.com

If to Executive:

Gianluca Rotino

1234 Street

Milan, Italy 007

Email: gianluca.rotino@gmail.com

10.                                     Effect.  This Agreement may be assigned by the Company to its successors in interests.  This Agreement shall be binding on and inure to the respective benefit of the Company and its successors and assigns and the Executive and Executive’s personal representatives.

11.                                     Entire Agreement.  This Agreement and the Proprietary Information Agreement and

any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation constitute the entire agreement between the parties with respect to the matters set forth herein and supersede all prior agreements and understandings between the parties with respect to the same.

12.                                     Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

13.                                     Amendment and Waiver.  A waiver of any breach of this Agreement shall not constitute a waiver of any other provision of this Agreement or any subsequent breach of this Agreement. No provision of this Agreement may be amended, modified, deleted, or waived in any manner except by a written agreement executed by the parties.

14.                                     Section 409A Matters.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations and other applicable guidance thereunder (“Section 409A”).  To the extent that there is any ambiguity as to whether this Agreement (or any of its provisions) contravenes one or more requirements of Section 409A, such provision shall be interpreted and applied in a matter that does not result in a Section 409A violation.  Without limiting the generality of the above:

(a)                                 For clarity, the severance benefits specified in this Agreement (the “Severance Benefits”) are only payable upon a “separation from service” as defined in Section 409A.  The Severance Benefits shall be deemed to be series of separate payments, with each installment being treated as a separate payment.  The time and form of payment of any compensation may not be deferred or accelerated to the extent it would result in an impermissible acceleration or deferral under Section 409A.

(b)                                 To the extent this Agreement contains payments which are subject to Section 409A (as opposed to exempt from Section 409A), the Executive’s rights to such payments are not subject to anticipation, alienation, sale, transfer, pledge, encumbrance, attachment or garnishment and, where applicable, may only be transferred by will or the laws of descent and distribution.

(c)                                  To the extent the Severance Benefits are intended to be exempt from Section 409A as a result of an “involuntary separation from service” under Section 409A, if all conditions necessary to establish the Executive’s entitlement to such Severance Benefits have been satisfied, all Severance Benefits shall be paid or provided in full no later than December 31st of the first calendar year following the calendar year in which the Executive’s employment terminated unless another time period is applicable.  To the extent required by Section 409A, any portion of the severance benefits payable to Executive under Section 5(c)(ii) that are contingent on the Executive’s execution and non-revocation of the Release and that could be paid in the calendar year in which Executive terminates employment or in the immediately following calendar year, depending on when the Release becomes effective shall be paid on the first payroll date in such immediately following calendar year or such later date required by Section 5(c)(ii) (with all remaining payments of such severance benefits to be paid as if no such delay had occurred).

(d)                                 If the Executive is a “specified employee” (as defined in Section 409A) on the termination date and a delayed payment is required by Section 409A to avoid a prohibited distribution under Section 409A, then no Severance Benefits that constitute “non-qualified deferred compensation” under Section 409A shall be paid until the earlier of (i) the first day of the 7th month following the date of Employee’s “separation from service” as defined in Section 409A, or (ii) the date of Employee’s death.  Upon the expiration of the applicable deferral period, all payments deferred under this clause shall be paid in a lump sum and any remaining severance benefits shall be paid per the schedule specified in this Agreement.

(e)                                  The Company makes no representation that this Agreement will be exempt from or compliant with Section 409A and makes no affirmative undertaking to preclude Section 409A from applying.

15.                               Governing Law.  This Agreement shall be construed, interpreted, and governed in accordance with and by Texas law and the applicable provisions of federal law (“Applicable Federal Law”).  Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of Texas, including its statutes of limitations, except for Applicable Federal Law, without giving effect to any Texas conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Both Executive and the Company acknowledge and agree that the state or federal courts located in Texas have personal jurisdiction over them and over any dispute arising under this Agreement, and both Executive and the Company irrevocably consent to the jurisdiction of such courts.

16.                               Consent to Jurisdiction and Venue.  Each of the parties agrees that any suit, action, or proceeding arising out of this Agreement may be instituted against it in the state or federal courts located in Texas.  Each of the parties hereby waives any objection that it may have to the venue of any such suit, action, or proceeding, and each of the parties hereby irrevocably consents to the personal jurisdiction of any such court in any such suit, action, or proceeding.

17.                               Counterparts.  This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which shall be deemed a single agreement.

18.                               Headings.  The headings herein are for convenience only and shall not affect the interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.  The Executive must furnish all legal proofs of eligibility to work in the Company.

ACCEPTED AND AGREED TO:
KIROMIC BIOPHARMA INC.

/s/ Gianluca Rotino	By:	/s/ Tony Tontat
(Signature)		Name:	Tony Tontat
		Title:	CFO, COO

Gianluca Rotino

CONFIDENTIAL INFORMATION, INVENTIONS, NON-SOLICITATION AND
NON-COMPETITION AGREEMENT

In consideration of my employment by Kiromic Biopharma Inc., and its subsidiaries, parents, affiliates, successors and assigns (together, “Kiromic” or the “Company”) and the compensation now and later paid to me, I hereby enter into this Employee Confidential Information, Inventions, Non Solicitation and Non Competition Agreement (the “Agreement”) and agree as follows:

1.      CONFIDENTIAL INFORMATION PROTECTIONS.

1.1 Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon or publish any of Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to Kiromic any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Kiromic and its assigns. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code versions, data, programs, other works of authorship, know how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights therein (collectively, “Inventions”); (b)  information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing  policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non public information relating to customers and potential customers; (d) information regarding any of Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding  the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to employment with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Company and me, nothing in this Agreement shall limit my right to discuss my employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

1.3 Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my  employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such  information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing.

1.4 Term of Nondisclosure Restrictions. I understand that Confidential Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1. If a temporal limitation on my obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and Company agrees that the two (2) year period after the date my employment ends will be the temporal limitation relevant to the contested restriction, provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

1.5 No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of

Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.      ASSIGNMENTS OF INVENTIONS

2.1 Definitions. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all  paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2 Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the commencement of my employment with, and which are not to be assigned to, Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment, other than Company Inventions (defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company  under this Agreement, I will immediately so notify Company in writing. Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non exclusive, perpetual, transferable, fully paid and royalty free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

2.3 Assignment of Company Inventions. Inventions assigned to Kiromic, or to a third party as directed by Kiromic pursuant to Section 2.6, are referred to in this Agreement as “Company Inventions.” Subject to Section 2.4 (Unassigned or Nonassignable Inventions)  and except for Excluded Inventions set forth in Exhibit A and Other Inventions, I hereby assign to Kiromic all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Kiromic and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors in interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4 Unassigned or Nonassignable Inventions. I  recognize that this Agreement will not be deemed to require assignment of any Invention  that I developed entirely on my own time without using Company’s equipment, supplies, facilities, trade secrets or Confidential Information, except for those Inventions that either (i) relate to Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for Company. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to Company under any specifically applicable state law, regulation, rule or public policy (“Specific Inventions Law”).

2.5 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after termination of my employment, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to Company all patent applications filed by me or on my behalf within one (1) year after termination of employment. At the time of each such disclosure, I will advise Company in writing of any Inventions that I  believe fully qualify for protection under the provisions of any applicable Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep  in confidence and will not use for any purpose or disclose to third parties without my consent any Confidential Information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully  for protection under a Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6 Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7 Ownership of Work Product.

(a)    I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

(b)    I agree that Kiromic will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I  hereby irrevocably and unconditionally assign to Kiromic all right, title, and interest worldwide in and to such work product. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

2.8 Enforcement of Intellectual Property Rights and Assistance. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to Kiromic or its designee, including the United States or any third party designated by Kiromic. My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company’s request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Kiromic.

2.9 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.

3.      RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all  Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

4.      DUTY OF LOYALTY DURING EMPLOYMENT. I agree that during the period of my employment by Company I will not, without Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5.      NO SOLICITATION OF EMPLOYEES, CONSULTANTS, CONTRACTORS, OR CUSTOMERS OR POTENTIAL CUSTOMERS. I agree that during the period of my  employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any  other capacity, either directly or through others, except on behalf of Company:

5.1 solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company, even if I did not initiate the discussion or seek out the contact;

5.2 solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined in Section 6 below);

5.3 hire, employ, or engage in a business venture with as partners or owners or other joint capacity, or attempt to hire, employ, or engage in a business venture as partners or owners or other joint capacity, with any person then employed by Company or who has left the employment of Company within the preceding three (3) months to research, develop, market, sell, perform or provide Conflicting Services;

5.4 solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;

5.5 solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Conflicting Services; or

5.6 perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer.

The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year period prior to my contact with such person or entity as described in Sections 5.4 5.6 above if such contact occurs during my employment or, if such contact occurs following the termination of my employment, during the one (1) year period prior to the date my employment with  Company ends: (i) contracted for, was billed for, or received from Company any product, service or process with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which I worked directly or indirectly during my employment with Company or about which I acquired Confidential Information; or (iii) was solicited by Company in an effort in which I was involved or of which I was aware.

6.      NON COMPETE PROVISION. I agree that for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory (as defined below), nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory.

The parties agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than Company that directly competes with a product, service, or process, including the research and development thereof, of Company with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information during my employment by Company.

The parties agree that for purposes of this Agreement, “Restricted Territory” means the one hundred (100) mile radius of any of the following locations: (i) any Company  business location at which I have worked on a regular or occasional basis during the preceding year; (ii) my home if I work from home on a regular or occasional basis; (iii)  any potential business location of Company under active consideration by Company to which I have traveled in connection with the consideration of that location; (iv) the primary business location of a Customer or Potential  Customer; or (v) any business location of a Customer or Potential Customer where representatives of the Customer or Potential Customer with whom I have been in contact in the preceding year are based.

7.      REASONABLENESS OF RESTRICTIONS.

7.1 I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.2 In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

7.3 If the court declines to enforce this Agreement in the manner provided in subsection 7.2, I and Company agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

7.4 Furthermore, the parties agree that the market for Company’s products is the entire United States. If, however, after applying the provisions of subsections 7.2  and 7.3, a court still decides that this Agreement or any of its restrictions is unenforceable for lack of reasonable geographic limitation and the Agreement or restriction(s)  cannot otherwise be enforced, the parties hereby agree that the fifty (50) mile radius from any location at which I  worked for Company on either a regular or occasional basis during the one (1) year immediately preceding termination of my employment with Company shall be the geographic limitation relevant to the contested restriction.

8.      NO CONFLICTING AGREEMENT OR OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

9.      RETURN OF COMPANY PROPERTY. When I leave the employ of Company, I will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement if required to do so by Company.

10.    LEGAL AND EQUITABLE REMEDIES.

10.1              I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

10.2              I agree that if Company is successful in whole or in part in any legal or equitable action against me under this Agreement, Company will be entitled to payment of all costs, including reasonable attorneys’ fees, from me.

10.3              In the event Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 will remain in effect for a period of twelve (12) months from the effective date of the order enforcing the Agreement.

11.    NOTICES. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

12.    PUBLICATION OF THIS AGREEMENT TO SUBSEQUENT EMPLOYER OR BUSINESS ASSOCIATES OF EMPLOYEE.

12.1              If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 5 and 6 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy  of this Agreement.

12.2              I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 of this Agreement are in effect and I also authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

13.    GENERAL PROVISIONS.

13.1              Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Texas as such laws are applied to agreements entered into and to be performed entirely within Houston between Houston residents. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in Houston for any lawsuit filed there against me by Company arising from or related to this Agreement.

13.2              Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

13.3              Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

13.4              Survival. The provisions of this Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

13.5              Employment terms with the company will be in accordance with the attached Exhibits A-F below.

13.6              Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7              Export. I agree not to export, re-export, or transfer, directly or indirectly,

any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

13.8              Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

13.9              Entire Agreement. The obligations pursuant  to Sections 1 and 2 (except Subsections 2.4 and 2.7(a)) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant if no other agreement governs nondisclosure and assignment of Inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement will be effective as of the Company’s IPO date.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

ACCEPTED AND AGREED TO:
KIROMIC BIOPHARMA INC.

/s/ Gianluca Rotino	By:	/s/ Tony Tontat
(Signature)	Name:	Tony Tontat
	Title:	CFO, COO

Gianluca Rotino